Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Orthofix Medical, Inc. of our reports dated March 14, 2022 relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of SeaSpine Holdings Corporation, appearing in the Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2021.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

RSM US LLP

San Diego, California

November 7, 2022